EXHIBIT 99.1

HBIO Reports Second Quarter 2011 Revenue Growth of 5% Over Second Quarter 2010

HOLLISTON, Mass., Aug. 4, 2011 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the three and six months ended June 30, 2011.

Second Quarter Reported Results

Revenues for the three months ended June 30, 2011 were $27.1 million, an increase of $1.2 million, or 4.8%, compared to revenues of $25.9 million for the three months ended June 30, 2010. Currency exchange rates had a positive 3.6% effect on revenues in the second quarter of 2011 compared with the second quarter of 2010. The Company's acquisition of Coulbourn Instruments in August 2010 had a positive 2.8% effect on revenues in the second quarter of 2011 compared to the second quarter of 2010. Excluding the effects of currency exchange rates and acquisitions, the Company's revenue growth was negative 1.6% over the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $1.4 million, or $0.05 per diluted share, for the three months ended June 30, 2011 compared to $1.9 million, or $0.06 per diluted share, for the same period in 2010.

Non-GAAP adjusted net income was $2.5 million for the second quarter of 2011 compared to $2.3 million for the second quarter of 2010, which represented a 12.0% year-to-year increase. Non-GAAP adjusted diluted earnings per share were $0.08 for the second quarter of 2011 and the second quarter of 2010.

Core Life Science Research Tools  Results

Non-GAAP adjusted earnings per share for our core Life Science Research Tools business ("LSRT") for the second quarter of 2011 was $0.10 per diluted share, compared with $0.08 per diluted share for the second quarter of 2010.

Regenerative Medicine Device Results

Non-GAAP adjusted earnings per share for our Regenerative Medicine Device business ("RMD") for the second quarter of 2011 was a loss of $0.013 per diluted share, compared with a loss of $0.003 per diluted share for the second quarter of 2010.

Year to Date Reported Results

Revenues for the six months ended June 30, 2011 were $53.5 million, an increase of $1.3 million, or 2.4%, compared to revenues of $52.2 million for the six months ended June 30, 2010. Currency exchange rates had a positive 2.3% effect on revenues for the first six months of 2011 compared with the same period in 2010. The Company's acquisition of Coulbourn Instruments in August 2010 had a positive 2.0% effect on revenues. Excluding the effects of currency exchange rates and acquisitions, the Company's revenue growth was negative 1.9% versus the same period in the previous year.

Net income, as measured under GAAP, was $3.0 million, or $0.10 per diluted share, for the six months ended June 30, 2011 compared to $4.1 million, or $0.14 per diluted share, for the same period in 2010. GAAP income for the six months ended June 30, 2010 included a $0.4 million, or $0.01 per diluted share gain from adjustment of the contingent consideration related to our Denville Scientific acquisition.

Non-GAAP adjusted net income was $4.6 million, or $0.16 per diluted share, for the six months ended June 30, 2011 compared to $5.0 million, or $0.17 per diluted share, for the first six months of 2010. The unfavorable year-to-year non-GAAP adjusted earnings impact was primarily due to increased spending in the Company's RMD business. Non-GAAP adjusted earnings per share for our core LSRT business for the six months ended June 30, 2011 was $0.18 and for our RMD business was $0.02 per diluted share loss. Non-GAAP adjusted earnings per share for our core LSRT business for the six months ended June 30, 2010 was $0.18 and for our RMD business was $0.01 per diluted share loss.

As of June 30, 2011 and December 31, 2010, we had net cash (cash and cash equivalents, net of debt) totaling $4.6 million and $1.7 million, respectively. As of June 30, 2011 and December 31, 2010, we had $17.1 million and $18.0 million, respectively, of borrowings under our credit facility. The borrowings related to our purchases of Coulbourn Instruments and Denville Scientific, and our stock repurchase program. During the six months ended June 30, 2011, we repaid $0.9 million of borrowings under our credit facility.

Commenting on the Company's performance, Chane Graziano, CEO, stated, "We are pleased to report a 25% increase in non-GAAP adjusted diluted earnings per share and a 5% increase in revenues compared with the second quarter of 2010 for our core LSRT business. We achieved these results despite some softness in the academic and government-funded research lab markets. Major contributors to this performance were the acquisition of Coulbourn Instruments, expansion of the operating margin at Denville Scientific and operational improvements at Panlab, our Spanish subsidiary. We are maintaining our LSRT revenue and earnings guidance for 2011. For the third quarter, we expect our revenues to be in the $28-29 million range and non-GAAP adjusted diluted earnings per share for the LSRT business to be in the 10-11 cents range. For the year, we expect revenues to be in the $113-$115 million range and non-GAAP adjusted diluted earnings per share for the core LSRT business to be in the 41-43 cents range. Our CMA microdialysis acquisition, which closed on July 1st, and the continued impact of operational improvements will be key factors in achieving this performance."

Mr. Graziano continued, "In our RMD business, we participated in the world's first successful transplant of a synthetic trachea, or windpipe. We provided a custom bioreactor used to grow the patient's cells on a synthetic trachea scaffold that was then implanted in the patient, who suffered from late stage tracheal cancer and had only a few weeks to live. The procedure saved the patient's life. We are proud to be a part of such a breakthrough medical event."

Mr. Graziano added, "Going forward, we will continue our investment in the RMD initiative and expect to spend at our budgeted rate as we complete the development of a clinical stem cell therapy injector. We expect our investment to be in the range of 1-2 cents for the third quarter of 2011 and 5-6 cents for 2011."

Our third quarter 2011 revenue and earnings guidance was calculated using exchange rates (USD 1.60/GBP and USD 1.44/Euro) approximating June 30, 2011 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share guidance excludes amortization of intangible assets, the impact of future acquisitions, acquisition costs, any future restructuring actions, and stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation." See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share to our estimated GAAP earnings per diluted share. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP to non-GAAP adjusted net income and GAAP diluted earnings per common share to non-GAAP adjusted diluted earnings per common share for the three and six months ended June 30, 2011 and 2010, respectively.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share From Continuing Operations to US GAAP Diluted Earnings per Common Share
(unaudited)

	Three Months Ending		Year Ending
	September 30, 2011		December 31, 2011
	Low Estimate	High Estimate	Low Estimate	High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations (A)	$0.08 (a)	$ 0.10 (b)	$ 0.36 (c)	$ 0.37 (d)

Less the impact of:

Amortization of intangible assets	(0.02) (e)	(0.02) (e)	(0.09) (e)	(0.09) (e)

Stock-based compensation (FASB ASC Topic 718)	(0.02) (e)	(0.02) (e)	(0.09) (f)	(0.09) (f)

Tax (B)	0.01 (e)	0.01 (e)	0.06 (e)	0.06 (e)

GAAP diluted earnings per common share from continuing operations (A)	$0.05	$ 0.07	$ 0.24	$ 0.25

A - Assumes no additional acquisitions.
(a) - Includes income of $0.10 from Life Science Research Tools business and loss of $0.02 from Regenerative Medicine Device business.
(b) - Includes income of $0.11 from Life Science Research Tools business and loss of $0.01 from Regenerative Medicine Device business.
(c) - Includes income of $0.41 from Life Science Research Tools business and loss of $0.05 from Regenerative Medicine Device business.
(d) - Includes income of $0.43 from Life Science Research Tools business and loss of $0.06 from Regenerative Medicine Device business.
(e)- Represents amounts related to Life Science Research Tools business
(f) - Includes expense of $0.08 from Life Science Research Tools business and $0.01 from Regenerative Medicine Device business.
B - Includes the tax impact of above mentioned items.

Operating Results for Continuing Operations

Three months ended June 30, 2011 compared to three months ended June 30, 2010:

Revenues increased $1.2 million, or 4.8%, to $27.1 million for the three months ended June 30, 2011 compared to $25.9 million for the same period in 2010. Our Coulbourn Instruments subsidiary, which we acquired in August 2010, contributed approximately $0.7 million, or 2.8% to the increase in the second quarter 2011 revenues. The effect of a weakened U.S. dollar increased the Company's second quarter revenues by $0.9 million, or 3.6%, compared with the same period in 2010. Adjusting for the effect of foreign currency fluctuation and the Coulbourn Instruments acquisition, revenues were down $0.4 million, or 1.6%, compared with the second quarter of 2010.

In our Biochrom business, sales of one product, our Nanovue spectrophotometer, negatively affected the Company's global year-to-year revenue comparison by approximately 3.5%. As expected, sales of our Nanovue product to GE Healthcare were approximately $0.9 million lower in the second quarter of 2011 compared to the second quarter of 2010. During 2010 GE Healthcare purchased sufficient Nanovue units to meet certain contractual minimums. In so doing, we believe they built a large inventory of Nanovue product during 2010. Our 2011 business plan for Biochrom anticipated a reduction of Nanovue revenues of approximately $5.0 million in 2011 compared to 2010. We expect Nanovue shipments to return to a higher rate later this year as GE Healthcare normalizes its inventories.

Cost of product revenues increased $0.5 million, or 3.6%, to $14.4 million for the three months ended June 30, 2011 compared with $13.9 million for the three months ended June 30, 2010. The increase in cost of product revenues included $0.5 million attributable to our Coulbourn Instruments subsidiary acquisition in August 2010, and $0.5 million from the currency effect of a weakened U.S. dollar which was partially offset by lower cost of sales at our Biochrom business and the effects of our cost reductions related to the operational improvement initiatives. Gross profit as a percentage of revenues increased to 47.1% for the three months ended June 30, 2011 compared with 46.6% for the same period in 2010. The year-to-year quarterly increase reflected the effects of our ongoing operational improvement initiatives and a more favorable sales mix.

Sales and marketing expenses increased $0.1 million, or 1.9%, to $4.3 million for the three months ended June 30, 2011 compared with $4.2 million for the three months ended June 30, 2010. In LSRT, sales and marketing expenses remained flat at $4.2 million for the three months ended June 30, 2011 and 2010, respectively. In RMD, sales and marketing expenses increased $0.1 million primarily due to an increase in business development expenses.

General and administrative expenses increased $0.4 million, or 10.5% to $4.2 million for the three months ended June 30, 2011 compared with $3.8 million for the three months ended June 30, 2010. In LSRT, general and administrative expenses increased $0.3 million, or 11% primarily due to a $0.1 million increase due to our Coulbourn Instruments subsidiary acquisition, a $0.1 million increase due to the impact of a weaker U.S. dollar compared to the same period in 2010, and a $0.1 million increase in other general and administrative areas combined. In RMD, general and administrative expenses increased $0.1 million due to increased activity related to our regenerative medicine initiative.

Research and development expenses remained flat at $1.1 million for the three month periods ended June 30, 2011 and 2010, respectively. In LSRT, the research and development expenses reduced $0.2 million, or 22%, due to lower expenses of $0.3 million at Biochrom partly offset by a $0.1 million increase due to our Coulbourn Instruments subsidiary acquisition. In RMD, research and development expenses increased $0.2 million primarily due to development of our stem cell therapy injector.

Amortization of intangible assets expenses increased $0.1 million, or 19.0%, to $0.7 million for the three months ended June 30, 2011 compared with $0.6 million for the same period in 2010. The year-to-year quarterly increase in the amortization expenses was primarily due to the acquisition of Coulbourn Instruments in August 2010.

Other income expense, net, was $0.5 million expense for the three months ended June 30, 2011 compared with $0.1 million income for the three months ended June 30, 2010. Net interest expense was $0.2 million for the three months ended June 30, 2011 compared to $0.1 million for the three months ended June 30, 2010. The increase in net interest expense was primarily due to higher average debt balances in the second quarter of 2011 compared to the second quarter of 2010. Other income and expense, net, also included direct acquisition costs of $0.3 million for the three months ended June 30, 2011 compared to $0.1 million for the three months ended June 30, 2010 and a $0.4 million gain for the three months ended June 30, 2010 from adjustment of the contingent consideration related to our Denville Scientific acquisition.

Six months ended June 30, 2011 compared to six months ended June 30, 2010:

Revenues increased $1.3 million, or 2.4%, to $53.5 million for the six months ended June 30, 2011 compared to $52.2 million for the same period in 2010. Our Coulbourn Instruments subsidiary acquisition contributed approximately $1.1 million, or 2.0%, to the revenue increase in the six months ended June 30, 2011. The effect of a weakened U.S. dollar increased the Company's revenues by $1.2 million, or 2.3%, compared with the same period in 2010. Adjusting for the effects of foreign currency and acquisition, revenues were down $1.0 million, or 1.9%, year-to-year, primarily in our Biochrom business.

Cost of product revenues increased $0.9 million, or 3.4%, to $28.3 million for the six months ended June 30, 2011 compared with $27.4 million for the six months ended June 30, 2010. The increase in cost of product revenues included $0.7 million attributable to our Coulbourn Instruments subsidiary acquisition. A weakened U.S. dollar caused a $0.6 million unfavorable currency effect on cost of product revenues for the six months ended June 30, 2011. Gross profit as a percentage of revenues decreased to 47.1% for the six months ended June 30, 2011 compared with 47.6% for the same period in 2010. The decrease in gross profit as a percentage of revenues was primarily due to sales mix.

Sales and marketing expenses increased $0.4 million, or 5.6%, to $8.4 million for the six months ended June 30, 2011 compared with $8.0 million for the six months ended June 30, 2010. In LSRT, sales and marketing expenses increased $0.2 million, or 2.6%, primarily due to $0.1 million of expenses related to our Coulbourn Instruments subsidiary acquisition, and $0.1 million due to the impact of a weaker U.S. dollar compared to the same period in 2010. In RMD, sales and marketing expenses increased $0.2 million primarily due to an increase in business development expenses.

General and administrative expenses increased $0.5 million, or 6.1%, to $8.6 million for the six months ended June 30, 2011 compared with $8.1 million for the six months ended June 30, 2010. In LSRT, general and administrative expenses increased $0.4 million, or 6.4% primarily due to a $0.3 million increase due to our Coulbourn Instruments subsidiary acquisition, and a $0.1 million increase in other general and administrative areas combined. In RMD, general and administrative expenses increased $0.1 million due to increased activity in our regenerative medicine device initiative.

Research and development expenses increased $0.1 million, or 3.7%, to $2.4 million for the six months ended June 30, 2011 compared with $2.3 million for the same period in 2010. In LSRT, the research and development expenses decreased $0.3 million, or 15.0%, due to lower expenses of $0.4 million at our Biochrom and Harvard Apparatus businesses partly offset by a $0.1 million increase due to our Coulbourn Instruments subsidiary acquisition. In RMD, research and development expenses increased $0.4 million primarily due to development of our stem cell therapy injector.

Amortization of intangible assets expenses increased $0.2 million, or 18.1%, to $1.3 million for the six months ended June 30, 2011 compared with $1.1 million for the same period in 2010. The year-to-year increase in the amortization expenses was primarily due to the acquisition of Coulbourn Instruments in August 2010.

Other income and expense, net, was $0.8 million and $29,000 expense for the six month periods ended June 30, 2011 and 2010, respectively. Net interest expense was $0.4 million for the six months ended June 30, 2011 compared to net interest expense of $0.2 million for the six months ended June 30, 2010. The increase in net interest expense was primarily due to higher average debt balances in the six months ended June 30, 2011 compared to the prior year period. Other income and expense, net, for the six months ended June 30, 2010 also included a $0.4 million gain from adjustment of the contingent consideration related to our Denville Scientific acquisition and foreign exchange losses of $0.1 million. Other income and expense, net, for the six month periods ended June 30, 2011 and 2010, also included $0.4 million and $0.1 million, respectively, of direct acquisition costs.

Balance Sheet

The Company ended the second quarter of 2011 with cash and cash equivalents of $21.7 million compared to $19.7 million at December 31, 2010. As of June 30, 2011 and December 31, 2010, the Company had borrowings of $17.1 million and $18.0 million, respectively, outstanding under its credit facility. At June 30, 2011 and December 31, 2010, the Company had net cash (cash and cash equivalents, less debt) of $4.6 million and $1.7 million, respectively.

Trade receivables were $14.5 million and inventories were $19.0 million as of June 30, 2011 compared to trade receivables of $13.9 million and inventories of $14.6 million as of June 30, 2010. Outstanding days of sales, or DSO, were 49 days and 50 days for the three months and six months ended June 30, 2011, and 49 days each for the three and six months ended June 30, 2010, respectively.

Inventories increased by $4.4 million, or 30.0%, year-to-year. The increase included $0.6 million, or 3.8% attributable to our Coulbourn Instruments subsidiary acquisition in August 2010, and $0.7 million, or 5.1% from the currency effect of a weaker U.S. dollar. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, the inventory balance year-to-year increased by $3.1 million, or 21%. The increase mainly occurred at our Harvard US, Biochrom UK and Denville businesses. This increase reflected a combination of several factors, including new product introductions and volume purchases to ensure sufficient supply and favorable pricing. Inventory turns were 3.1 times for the three months ended June 30, 2011 compared with 3.9 times for the same period of 2010.

The Company spent $1.8 million to repurchase approximately 497,000 shares of its common stock during the six months ended June 30, 2010. The share repurchases made in 2010 completed the Company's $10 million stock repurchase program.

Conference Call Details

As previously announced, management will host a conference call to discuss second quarter 2011 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, August 4, 2011. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "85821720". A replay of this conference call will be available from 2:00 p.m. on August 4, 2011 through August 13, 2011 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "85821720". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), stock-based compensation expense and gain from adjustment of acquisition contingencies. They also exclude the tax impact of the reconciling items, utilization of deferred tax assets that have full valuation allowances and the reversal of the benefit related to the uncertain tax positions and the corresponding accrued interest. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non- GAAP adjusted earnings per diluted share for the three and six month periods ended June 30, 2011 and 2010 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	June 30,	December 31,
	2011	2010

Assets

Cash and cash equivalents	$ 21,747	$ 19,704
Trade receivables	14,458	15,440
Inventories	19,005	15,832
Property, plant and equipment	3,438	3,146
Goodwill and other intangibles	56,231	56,600
Other assets	14,131	14,075
Total assets	$ 129,010	$ 124,797

Liabilities and Stockholders' Equity

Total current liabilities	10,344	11,296
Total liabilities	32,201	34,549
Stockholders' equity	96,809	90,248
Total liabilities and stockholders' equity	$ 129,010	$ 124,797

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues	$ 27,143	$ 25,905	$ 53,456	$ 52,205
Cost of product revenues	14,358	13,855	28,301	27,373
Gross profit	12,785	12,050	25,155	24,832

Sales and marketing expenses	4,271	4,191	8,449	7,998
General and administrative expenses	4,206	3,807	8,561	8,068
Research and development expenses	1,128	1,102	2,395	2,309
Restructuring charges	(28)	--	(28)	--
Amortization of intangible assets	689	578	1,310	1,109
Total operating expenses	10,266	9,678	20,687	19,484

Operating income	2,519	2,372	4,468	5,348

Other income (expense):
Gain from adjustment of acquisition contingencies	--	429	--	429
Foreign exchange	(11)	(81)	(33)	(107)
Interest expense	(192)	(129)	(386)	(284)
Interest income	16	7	31	49
Other, net	(332)	(101)	(406)	(116)
Other income (expense), net	(519)	125	(794)	(29)

Income before income taxes	2,000	2,497	3,674	5,319
Income tax expense	630	615	629	1,216
Net income	$ 1,370	$ 1,882	$ 3,045	$ 4,103

Income per share:
Basic earnings per common share	$ 0.05	$ 0.06	$ 0.11	$ 0.14

Diluted earnings per common share	$ 0.05	$ 0.06	$ 0.10	$ 0.14

Weighted average common shares:
Basic	28,428	29,577	28,408	29,580
Diluted	30,187	30,044	29,844	29,993

Exhibit 3
HARVARD BIOSCIENCE, INC.
Overview of Cash Flows
(in thousands, unaudited)

	Six Months Ended
	June 30,
	2011	2010

Cash flows from operations:
Net income	$ 3,045	$ 4,103
Changes in assets and liabilities	(3,802)	(805)
Other adjustments to operating cash flows	3,552	2,894
Net cash provided by operating activities	2,795	6,192

Investing activities:
Net cash used in investing activities	(988)	(2,257)

Financing activities:
Repayments of debt, net	(900)	(2,161)
Purchases of treasury stock	--	(1,751)
Other financing activities	327	179
Net cash used in financing activities	(573)	(3,733)

Effect of exchange rate changes on cash	809	(1,071)

Increase (decrease) in cash and cash equivalents	$ 2,043	$ (869)

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

US GAAP operating income	$ 2,519	$ 2,372	$ 4,468	$ 5,348

Adjustments:

Amortization of intangible assets	689	578	1,310	1,109

Restructuring charges	(28)	--	(28)	--

Stock-based compensation expense	658	675	1,210	1,233

Non-GAAP adjusted operating income	$ 3,838	$ 3,625	$ 6,960	$ 7,690

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

US GAAP net income from continuing operations	$ 1,370	$ 1,882	$ 3,045	$ 4,103

Adjustments:

Amortization of intangible assets	689	578	1,310	1,109

Direct acquisition costs	310	90	361	90

Gain from adjustment of acquisition contingencies	--	(429)	--	(429)

Restructuring charges	(28)	--	(28)	--

Stock-based compensation expense	658	675	1,210	1,233

Income taxes	(466) (A)	(535) (B)	(1,257) (C)	(1,152) (B)

Non-GAAP adjusted net income from continuing operations	$ 2,533	$ 2,261	$ 4,641	$ 4,954

(A) Income taxes includes the tax effect of adjusting for the reconciling items.
(B) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of certain deferred tax assets that had a full valuation allowance.
(C) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

US GAAP diluted earnings per common share from continuing operations	$ 0.05	$ 0.06	$ 0.10	$ 0.14

Adjustments:

Amortization of intangible assets	0.02	0.03	0.04	0.04

Direct acquisition costs	0.01	--	0.02	--

Gain from adjustment of acquisition contingencies	--	(0.01)	--	(0.01)

Stock-based compensation expense	0.02	0.02	0.04	0.04

Income taxes	(0.02) (A)	(0.02) (B)	(0.04) (C)	(0.04) (B)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.08	$ 0.08	$ 0.16	$ 0.17

(A) Income taxes includes the tax effect of adjusting for the reconciling items.
(B) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of certain deferred tax assets that had a full valuation allowance.
(C) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended		Six Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	June 30,
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010	2011	2011	2011

Organic growth	0.0%	-14.8%	0.0%	-8.5%	-5.8%	4.3%	11.0%	4.6%	6.8%	6.1%	-2.1%	-1.6%	-1.9%

Acquisitions	0.0%	0.0%	9.4%	24.5%	8.6%	29.9%	36.1%	24.7%	2.3%	21.5%	1.3%	2.8%	2.0%

Foreign exchange effect	-13.2%	-6.9%	-4.4%	3.9%	-5.4%	3.7%	-3.6%	-3.3%	-2.3%	-1.5%	0.9%	3.6%	2.3%

Total revenue growth	-13.2%	-21.7%	5.0%	19.9%	-2.6%	37.9%	43.5%	26.0%	6.8%	26.1%	0.1%	4.8%	2.4%
CONTACT: David Green
         President
         dgreen@harvardbioscience.com
         Tel: 508 893 8999
         Fax: 508 429 8478

         Chane Graziano
         CEO
         cgraziano@harvardbioscience.com

         Tom McNaughton
         CFO
         tmcnaughton@harvardbioscience.com